Exhibit 10.2

SECURITY AGREEMENT

(Blanket - All Business Assets)

This Security Agreement (Blanket - All Business Assets) (the “Agreement”) is dated for reference purposes as of August 19, 2005 by POORE BROTHERS, INC., a Delaware corporation (the “Borrower”) in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).  Borrower ‘s Organizational Identification Number is:  DE-2483575.

Unless defined elsewhere in this Agreement, defined terms used herein have the meanings given them in the Definitions Section hereof.

Factual Background

A.            Bank is extending credit and/or other financial accommodations to Borrower, now and/or in the future, including a revolving line of credit loan in the maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00) (“Facility 1”) and a term loan in the principal amount of Seven Hundred Fifty Six Thousand Six Hundred Two and 56/100 Dollars ($756,602.56) (“Facility 2”) (each, individually, a “Loan” and collectively, the “Loans”).  The Loans are is being made under a loan agreement (the “Loan Agreement”) between Bank and Borrower dated as of the date hereof.  Each Loan is evidenced by a promissory note (the “Notes”) made payable to Bank in the principal amount of such Loan, is secured by the collateral described below, and may also be secured by other collateral.

B.            This Agreement, and all other documents which evidence, secure, or otherwise pertain to any of the Obligations, including the Loans, collectively constitute the “Loan Documents.” Capitalized terms used in this Agreement without definition have the meanings given them in the Loan Agreement.  All terms not defined herein or in the Loan Agreement shall have the meaning given them in the Uniform Commercial Code, as enacted in the state of formation of the Borrower (or the state of domicile of the Borrower, if Borrower is an individual), or under the Uniform Commercial Code in any other state to the extent the same is applicable law (collectively, as amended, recodified, and in effect from time to time, the “UCC”).  If a term is defined differently in Article 9 of the UCC than in another Article, Article 9 shall control.

C.            As a material condition to Bank extending credit and/or other financial accommodations to Borrower, including but not limited to the Loans, Bank has required that Borrower pledge to Bank, and create a security interest in favor of Bank, in and to all of the Collateral described below, pursuant to the terms and conditions set forth below.

NOW THEREFORE, in consideration of Bank’s agreement to extend credit and/or other financial accommodations to Borrower, now and/or in the future, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

AGREEMENT

Definitions:  The following capitalized words and terms shall have the meanings set forth in the “Factual Background” section above, or if not defined therein, shall have the following meanings when used in this Agreement.  All references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.

“Credit Facilities” means all extensions of credit from the Bank to Borrower, whether now existing or hereafter arising, including but not limited to the Loans described in Recital A above.

“Insolvency Obligations” means all monetary obligations incurred or accrued during the pendency of any Insolvency Proceeding regardless of whether allowed or allowable in such proceeding.

“Insolvency Proceeding” means any bankruptcy, receivership, or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships

“Obligations” means, collectively, all obligations, indebtedness, and liabilities of Borrower to Bank, or any of Bank’s Affiliates, successors or assigns, of every kind and nature, including but not limited to all loans, advances, interest, costs, drafts, overdrafts, checks, credit card indebtedness, lease obligations, obligations under any Rate Management Agreement, and all other debts, liabilities, and obligations of every kind owning by the Borrower to the Bank, whether direct or indirect, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, of the same or a different nature, whether now existing or hereafter incurred or created, or whether incurred directly or acquired by Bank by assignment or otherwise, together with all renewals, extensions, modifications, consolidations, and substitutions of any of the them, including interest thereon and all costs, expenses, and reasonable attorney’s fees paid or incurred by Bank at any time before or after judgment in attempting to collect any of the foregoing, to realize on any collateral securing any of the foregoing, to realize on any guaranty or indemnity executed in connection with the foregoing, and to enforce this Agreement.  The “Obligations” specifically include, but are not limited to, all indebtedness of Borrower to Bank under the Credit Facilities, and all advances made by Bank to or for the benefit of Borrower thereunder.  The “Obligations” also specifically include all Insolvency Obligations and all Surrendered Payments. .  Unless Borrower shall have otherwise agreed in writing, for the purposes of this Agreement, “Obligations” shall not include “consumer credit” subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

“Rate Management Agreement” means any rate lock agreement or interest rate protection agreement (such as any interest rate swap agreement, International Swaps and Derivatives Association, Inc. Master Agreement, or similar agreement or arrangements now existing or hereafter entered into by Trustor and Beneficiary in connection with the Loan evidenced by the Note to hedge the risk of variable rate interest volatility or fluctuations in interest rates as any such agreement or arrangement may be modified, supplemented and in effect from time to time).

“Surrendered Payments” means, collectively, the amount of any payments made to Bank or any other party on behalf of Borrower (including payments resulting from liquidation of collateral) which are recovered from the Bank by a trustee, receiver, creditor, or other party pursuant to applicable federal or state law.

1.             Assignment and Grant of Security.  For the purpose of securing payment and performance of the Obligations, including the prompt payment and performance of all obligations and indebtedness of Borrower to Bank under the Loan Documents, and all renewals, extensions, modifications, amendments, and/or supplements thereto, in such order of priority as Bank may determine in its sole and absolute discretion, Borrower hereby irrevocably and unconditionally assigns, grants, pledges, transfers, and sets over to Bank, and there is hereby created a security interest in favor of Bank, in and to all Borrower’s right, title, and interest in, to, and under all of the following, whether now or hereafter existing, or now owned or hereafter acquired (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Collateral”):

1.1          All assets of Borrower, including all personal and fixture property of every kind and nature including but not limited to those specifically described below.

1.2          All of the following, whether now owned or hereafter acquired by Borrower:  accounts (including health-care-insurance receivables) and other rights of Borrower to the payment of money no matter how evidenced, including but not limited to accounts receivable, pledges receivable, grants receivable, capital campaign receivables, and any other receivables, contract rights, instruments, documents, promissory notes, certificates of deposit, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), supporting obligations, and general intangibles of every nature, all permits, regulatory approvals, copyrights, copyright applications, patents, trademarks, trademark applications, service marks, trade names, software, symbols, mask works, engineering drawings, customer lists, goodwill, licenses, permits, all agreements of any kind or nature by which Borrower possesses, uses, or has authority to possess or use property (whether tangible or intangible) of others or others possess, use, or have authority to possess or use property (whether tangible or intangible) of Borrower, all recorded data of any kind or nature (regardless of the medium of recording) including but not limited to all software, writings, plans, specifications, and schematics, and all other intellectual property owned by Borrower or used in Borrower’s business.

1.3          All fixed assets, machinery, furniture, fixtures, and other equipment of every type now owned or hereafter acquired by Borrower.

1.4          All inventory now owned or hereafter acquired by Borrower, including, without limitation, all raw materials, work in process, materials used or consumed in Borrower’s business, finished goods, and supplies.

1.5          All other property of Borrower now or hereafter in the possession, custody, or control of Bank, including, without limitation, all deposit accounts of Borrower with Bank, and all property of Borrower in which Bank now has or hereafter acquires a security interest.

1.6          All investment property, including all investment securities and investment securities accounts (each, and “ISA”), now owned or hereafter acquired, together with all assets and investment of any kind or nature now or hereafter held in each ISA, including cash, certificated or uncertificated securities, notes, instruments, documents, general intangibles, and commercial paper, together with (a) all new substituted and additional documents, instruments, and general intangibles issued with respect thereto, (b) all voting and rights to and interest in all cash, non-cash dividends and all other property now or hereafter distributable on account of or receivable with respect thereto, (c) interest thereon, stock and subscription rights; dividends and dividend rights; and new securities or other property the Borrower receives in connection therewith, which the Borrower agrees to deliver to the Bank immediately, and (d) all proceeds thereof, including, without limitation, proceeds consisting of cash, dividends (including dividends consisting of stock), stock splits, distributions, interest, certificated or uncertificated securities, notes, instruments, documents, general intangibles, commercial paper, and any other earnings of whatever nature.

1.7          All tort claims and insurance claims and proceeds, including commercial tort claims.

1.8          All software embedded within or used in connection with any of the above-described property.

1.9          All negotiable and nonnegotiable documents of title now owned or hereafter acquired by Borrower covering any of the above-described property.

1.10        All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.

1.11        All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software (including embedded software) necessary to process such memory (collectively, the “Books and Records”).

1.12        All products, rents, and profits now owned or hereafter acquired by Borrower of any of the above-described property.

1.13        All cash and non-cash proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the above-described property (collectively, “Proceeds”), including without limitation (i) all interest and dividends earned on the Proceeds; (ii) all monies and other tangible or intangible property received upon a sale or other disposition of any of the Proceeds; (iii) all rights to payment in connection with any cause of action with respect to any Proceeds and all proceeds of any voluntary or involuntary disposition or claim respecting any of the foregoing (arising out of any judgment or award, or otherwise arising) and (iv) all goods, documents, general intangibles, chattel paper and accounts, wherever located, acquired with cash proceeds of any of the foregoing or its proceeds, and all supporting obligations ancillary to or arising in any way in connection with any of the above-described property.

2.             Further Assurances; Authorization to File Financing Statements; Attorney-in-Fact.

2.1          Further Assurances.  Borrower agrees that, from time to time, at its own expense, it will:

(a)           Protect and defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, and preserve and protect Bank’s security interest in the Collateral.

(b)           Promptly execute and deliver to Bank all instruments and documents, and take all further action necessary or desirable, as Bank may reasonably request to (i) correct any defect, error, or omission which may be discovered in the contents, execution, or acknowledgment of this Agreement; (ii) continue, perfect, or protect any security interest granted or purported to be granted hereby, and (iii)  enable Bank to exercise and enforce any of its rights and remedies hereunder with respect to any Collateral.  Such actions may include but not be limited to executing, authenticating, authorizing, acknowledging, delivering, procuring, and recording and/or filing such further documents (including, without limitation, further security agreements, financing statements, financing statement amendments, and continuation statements), and doing such further acts as may be necessary, desirable, or proper to (A) carry out more effectively the purposes of this Agreement or (B) more fully identify and subject to the liens and security interests hereof any property intended to be covered hereby (including specifically, but without limitation, any renewals, additions, substitutions, or replacements, of or to the Collateral), (C) protect the lien or the security interest hereunder against the rights or interests of third persons, and/or (D) enable Bank to exercise and enforce any of its rights and remedies hereunder with respect to any Collateral.

(c)           Permit Bank’s representatives to inspect and make copies of all Books and Records relating to the Collateral, wherever such Books and Records are located, and to conduct an audit relating to the Collateral at any reasonable time or times.

(d)           Provide, promptly on request of Bank, such certificates, documents, reports, information, affidavits, and other instruments to Bank, and do such further acts as may be necessary, desirable, or proper in the reasonable determination of Bank, to enable Bank to comply with the requirements or requests of any agency having jurisdiction over Bank, and/or any examiners of such agencies, with respect to the Obligations, Borrower, or the Collateral.

2.2          Authorization to File Financing Statements.  Borrower hereby irrevocably authorizes Bank at any time, and from time to time, to file in any Uniform Commercial Code jurisdiction, any initial financing statements, amendments thereto, and continuation statements with or without signature of Borrower as authorized by applicable law, as applicable to the Collateral.  Except to the extent expressly prohibited by applicable law, a carbon, photographic, facsimile, or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.  For purposes of such filings, Borrower agrees to furnish any information requested by Bank promptly upon request by Bank.  Borrower also ratifies its authorization for Bank to have filed any like initial financing statements, amendments thereto, or continuation statements if filed prior to the date of this Agreement.

2.3          Attorney-in-Fact; Exercise of Rights.  Borrower hereby irrevocably constitutes and appoints Bank, including any officer or agent of Bank, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower, or in Borrower’s own name, to execute any such documents and to otherwise carry out the purposes of this Agreement, to the extent that Borrower’s authorization above is not sufficient.  To the extent not expressly prohibited by law, Borrower hereby ratifies and affirms all acts said attorneys-in-fact shall lawfully do, have done in the past or cause to be done in the future by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  Additionally, effective upon the occurrence of a Event of Default under this Agreement, Borrower hereby irrevocably appoints Bank as its attorney-in-fact, to demand, receive, and enforce Borrower’s rights with respect to the Collateral, including the protection thereof, and to give appropriate receipts, releases, and satisfactions for and on behalf of, and in the name of, Borrower.  Such powers are deemed to be coupled with an interest, and are therefore irrevocable.  Any third party may rely on representations of Bank that an Event of Default exists hereunder or that the power of attorney hereby granted by Borrower to Bank is effective, without further inquiry.  In addition to the foregoing facilitate Bank’s exercise of the rights and remedies set forth herein, Borrower authorizes Bank to (a) enter any premises where any Books or Records relating to the Collateral may be located, at reasonable times and following reasonable notice, for the purpose of inspecting, and/or copying any documents, files, and records relating to the Collateral, and to use such supplies and space of Borrower at its places of business as may be reasonably necessary to administer and control the Collateral or the handling of collections and realizations thereon, (b) give notices to and to communicate with any party in possession or control of any of the Collateral with respect to such Collateral, and (c) take all steps and to institute (in Bank’s name or Borrower’s name) all actions and proceedings deemed necessary or advisable by Bank to effect the collection or realization upon any of the Collateral.

3.             Borrower’s Representations and Warranties.  Borrower promises that each representation and warranty set forth below is and will be true, accurate, and correct:

3.1          Authority; Enforceability.  Borrower’s exact legal name and correct organizational identification number is correctly set forth in the introductory paragraph of this Agreement.  If Borrower is not an individual, Borrower has complied with any and all laws and regulations concerning its organization, existence, and the transaction of its business.  Borrower has the right, power, and authority to make this Agreement and to grant the security interests granted hereunder.  When fully executed, this Agreement will create a valid and enforceable first-priority security interest in the Collateral, except to the extent previously disclosed in writing to Bank.

3.2          No Violation; Compliance With Law.  The execution and delivery of this Agreement and performance by Borrower of its obligations hereunder will not result in a default under any other material agreement to which Borrower is a party. To the best of Borrower’s knowledge and belief, Borrower is in full compliance with all applicable federal, state, and local statutes, rules, and regulations pertaining to the Collateral.

3.3          No Consent of Action Required.  To the best of Borrower’s knowledge and belief, no authorization, consent, approval, other action by, notice to, or filing with, any governmental authority, regulatory body, or any other person or entity is required for the execution of this Agreement or the grant or perfection of the security interests granted herein, except any written consent attached hereto or otherwise previously provided by Borrower to Bank.  There exist no restrictions on Borrower’s ability to pledge and assign such Collateral to Bank by virtue of any arrangement or agreement with any other third party.

3.4          No Other Pledge.  Except as previously disclosed in writing to Bank, Borrower is the sole legal and equitable owner and holder of all right, title, and interest in and to all of the Collateral, free and clear of any liens, encumbrances, or interests of third parties, other than those in favor of Bank, specifically allowed pursuant to the terms of the Loan Documents, or otherwise agreed to in writing by Bank.  Borrower has not pledged or assigned any of its right, title, or interest in or to all or any portion of the Collateral to any other person or entity.

3.5          Use of Secured Obligations.  The Obligations, including all loans secured hereby, are solely for business and/or investment purposes, and are not intended for personal, family, household, or agricultural purposes.  All loans secured hereby are considered and construed for all purposes as commercial loans.  The proceeds of the Obligations shall be used for commercial purposes.

3.6          Collateral Attributes.  Except as previously disclosed in writing to Bank, (i) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority subject to the Federal Assignment of Claims Act or any similar federal, state, or local law, rule, or regulation with respect to such Collateral, and (ii) to the best of Borrower’s knowledge and belief, Borrower holds no commercial tort claims.  To the best of Borrower’s knowledge and belief, except as otherwise disclosed to Bank in writing prior to the execution of this Agreement, each of the presently existing Collateral Documents (as such term is defined below) is genuine, valid, in full force and effect, and enforceable against all applicable parties in accordance with its terms (except to the extent that enforceability is limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally).

3.7          Borrower Location and Information.  Borrower’s correct organizational identification number if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement.  Borrower is an organization of the type and (if not an unregistered entity) is incorporated in or organized under the laws of the state specified in the introductory paragraph of this Agreement.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, has for the preceding four (4) months (or, if less, the entire period of the existence of Borrower) been and will continue to be (unless Borrower notifies Bank of any change in writing at least thirty (30) days prior to the date of such change) at the address or addresses specified on the signature page of this Agreement, and (d) if such Borrower is an unregistered entity (including, without limitation, a general partnership) it is organized under the laws of the state specified in the introductory paragraph of this Agreement.

4.             Borrower’s Covenants.  Borrower covenants and warrants that unless compliance is waived by Bank in writing:

4.1          Collateral Preservation.  Borrower will properly preserve the Collateral, keep the Collateral in good order and repair, keep accurate Books and Records, protect and defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, and preserve and protect Bank’s security interest in the Collateral.

4.2          No Liens.  Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank and except for any other security interests specifically allowed pursuant to the terms of Loan Documents or otherwise agreed to in writing by Bank, and will keep the Collateral free of all liens, claims, security interests, and encumbrances of any kind or nature, except the security interest of Bank and other security interests specifically allowed pursuant to the terms of Loan Documents or otherwise agreed to in writing by Bank.

4.3          Restriction on Assignment or Transfer.  Borrower will not sell, convey, lease, assign, encumber, pledge, or otherwise transfer or dispose of all or any portion of the Collateral, or any interest therein, whether such transfer is voluntary, involuntary, by operation of law, or otherwise, except for (a) those transfers of Collateral, if any, specifically allowed pursuant to the terms of Loan Documents or otherwise agreed to in writing by Bank, and (b) so long as no Event of Default has occurred and is continuing hereunder, inventory sold or supplies used in the ordinary course of Borrower’s business.  The foregoing restriction on transfer specifically includes transfers to any trust.   Any attempted transfer of any Collateral, or any interest therein, which is not specifically authorized pursuant to the terms of this Agreement or otherwise consented to by Bank in writing shall be null and void and of no force or effect for any purpose whatsoever.

4.4          Collateral Documents; Actions Without Consent.  Borrower will not (i) amend, supplement, terminate, or otherwise modify any contract or other document or instrument now or hereafter included in the Collateral (each, a “Collateral Document” and collectively, the “Collateral Documents”); (ii) release, relinquish, or waive any right, or grant any approval or consent, with respect to any Collateral Document; (iii) enter into any new agreement with respect to any Collateral; or (iv) take any other action with respect to any Collateral which is inconsistent with this Agreement or which could impair Bank’s interests hereunder, except as may be specifically allowed pursuant to the terms of Loan Documents or otherwise agreed to in writing by Bank.  Any such termination, modification, waiver, approval, or other action taken which is not specifically authorized pursuant to the terms of this Agreement shall, at Bank’s option, be null and void and of no force or effect for any purpose whatsoever.

4.5          Defense of Proceedings; Payments of Taxes, Assessments, and Charges. Borrower shall, at Borrower’s sole expense, defend all actions, proceedings and other claims affecting the Collateral, including without limitation actions, proceedings, and claims challenging Borrower’s title to the Collateral or the validity or priority of Bank’s rights hereunder.  Borrower shall promptly pay all taxes and other governmental charges, and all license fees, and other public and private charges, levied or assessed upon or against any of the Collateral (if any) or upon or against the creation, perfection or continuance of the Bank’s security interest created hereunder, as well as all other claims of any kind against or with respect to the Collateral, except to the extent (a) such taxes, charges or claims are being contested in good faith by appropriate proceedings, (b) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein, and (c) such taxes, charges or claims are adequately reserved against on the Borrower ‘s books in accordance with generally accepted accounting principles.

4.6          Location and Identification.  If Borrower is an individual, Borrower’s will not change its principal residence unless Borrower notifies Bank of any change in writing at least thirty (30) days prior to the date of such change, and shall have first taken all action required by Bank for the purpose of further perfecting or protecting the lien and security interest of Bank in the Collateral.  If Borrower is not an individual, Borrower will not cause or permit any change to be made in (a) its name, identity, or corporate, partnership, limited liability company, or other entity structure, (b) its jurisdiction on organization (c) its organizational identification number, (d) its place of business or, if more than one, its chief executive office, or (e) its mailing address, or (f) any change in the location of any Collateral, including the Books and Records, unless Borrower shall have notified Bank in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Bank for the purpose of further perfecting or protecting the lien and security interest of Bank in the Collateral.  If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Bank of such organizational identification number.

4.7          Books and Records; Collateral. Borrower will keep accurate and complete Books and Records with respect to the Collateral, and shall, if required by Bank from time to time, promptly deliver reports to Bank with respect to the Collateral in form and substance satisfactory to Bank in its sole and absolute discretion.  Borrower will permit Bank’s representatives to inspect the Collateral and/or make copies of, and /or extracts from, all Books and Records, wherever such Books and Records are located, and to conduct an audit relating to the Collateral at any reasonable time or times.  Upon the request of Bank, Borrower will deliver to Bank (a) copies of or extracts from the Books and Records, and (b) information on any matters affecting the Collateral.

4.8          Compliance With Law; Notice of Material Events.  Borrower will not use any of the Collateral in violation of any applicable law or regulation, or in violation of any policy of insurance thereon.  Borrower will promptly notify Bank in writing of any event which affects the value of the Collateral, the ability of Borrower or Bank to dispose of the Collateral, or the rights and remedies of Bank in relation thereto, including but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement, or procedure affecting the Collateral, whether governmental or otherwise.

4.9          Attachment.  Borrower will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless Borrower first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by Bank of the Collateral from such real property or fixture.  Such written consent shall be in form and substance acceptable to Bank and shall provide that Bank has no liability to such owner, holder of any lien, or any other person.

4.10        Insurance.  Borrower will maintain and keep in force insurance covering Collateral designated by Bank against fire and extended coverages.  Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to Bank and include Bank’s standard form Certification and Material Change Endorsement and Commodity Loss Payable Endorsement, or such other material change and/or loss payable endorsements in favor of Bank requested by Bank, all in a form and substance acceptable to Bank in its sole and absolute discretion.

4.11        Delivery of Documents; Collection.  If any Collateral is or becomes the subject of any registration certificate or negotiable document of title including any warehouse receipt or bill of lading, Borrower shall immediately deliver such document to Bank.  If requested by Bank, Borrower will deliver to Bank any instruments, certificates of deposit, or chattel paper.  If requested by Bank, Borrower will segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind, and/or direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Bank’s exclusive control.  To the extent that any of the Collateral consists of accounts, promissory notes, instruments, or other items for which payments are due or coming due, unless otherwise agreed in writing by Bank, until Bank exercises its rights to make collection, Borrower will diligently collect such Collateral.

5.             Obligations of Bank with Respect to Collateral.  Neither Bank’s acceptance of the assignment and security interests granted hereunder nor any exercise by Bank of its rights and remedies hereunder shall be deemed to be an assumption by Bank of any obligation or liability of Borrower with respect to any Collateral or under the terms of any Collateral Document, and Borrower shall indemnify, defend, and hold Bank harmless for, from, and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations, and costs or expenses, including litigation costs and reasonable attorneys’ fees, arising from or in any way connected with any such obligation or liability.  Bank’s obligations with respect to Collateral in its possession shall be limited to the duty to exercise reasonable care in the custody and preservation of such Collateral; provided, however, that Bank shall have no duty to take any steps to preserve the rights of Borrower against other persons, or to initiate any action to protect any Collateral.  Upon any transfer by Bank of any or all of the Obligations, Bank may transfer any or all of the Collateral and shall thereupon be fully discharged of liability and responsibility with respect to the Obligations and/or Collateral so transferred; but Bank shall retain all applicable rights and interest hereunder with respect to any Obligations and/or Collateral not then transferred.

6.             Defaults and Remedies.

6.1          Events of Default.   Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events (each an “Event of Default”):

(a)           A default or Event of Default occurs under any of the Loan Documents (as defined in the applicable document, subject to applicable notice and cure periods).

(b)           Borrower fails to comply with any of the terms and conditions of this Agreement within ten (10) days after Bank’s written demand.

(c)           Any representation or warranty made or given by Borrower in this Agreement proves to be false or misleading in any material respect.

(d)           Any involuntary lien of any kind or character attaches to any Collateral.

(e)           Borrower becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships (an “Insolvency Proceeding”), or Borrower consents to the appointment or taking of possession by a receiver (or similar official) of Borrower, or its property, or Borrower makes an assignment for the benefit of creditors; provided, however, that an involuntary Insolvency Proceeding shall not be considered an Event of Default hereunder if it is either (i) consented to in writing by Bank, or (ii) has been dismissed within ninety (90) days of the filing thereof.

6.2          Remedies.  If an Event of Default occurs under this Agreement, Bank may exercise any right or remedy available at law or in equity or by statute, including but not limited to all rights, powers and remedies of an owner and as a secured party under the UCC, and all of Bank’s rights and remedies shall be cumulative.  Bank’s rights and remedies, each of which may be exercised with or without further notice to Borrower, shall specifically include, without limitation, the right to: (a) exercise all rights and remedies available upon the occurrence of an Event of Default under any Loan Document, including without limitation the right to declare any and/or all Obligations immediately due and payable and to foreclose Bank’s security interests in any and/or all Collateral by any means allowed by law, with or without judicial process; (b) notify any person obligated with respect to any Collateral that the same has been assigned to Bank and that all payments thereon are to be made to Bank, and (c) renew, extend, amend, or otherwise modify any Collateral Document (subject to any required consents of third parties required pursuant to the terms thereof) and to otherwise exercise rights and remedies and act with respect to any Collateral as if it were the owner thereof.

Without limiting the foregoing, Bank’s rights after an Event of Default hereunder specifically include it’s right, at its option to: (i) declare any Obligations, including any Credit Facility, immediately due and payable, without notice or demand, (ii) enforce the security interest given hereunder pursuant to the UCC and/or any other applicable law, (iii) enforce the security interest of Bank, or exercise any right of setoff, in any deposit account of Borrower by applying such account to the Obligations in such order and manner as Bank shall determine, (iv) grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower, (v) have a receiver appointed by any court of competent jurisdiction to take possession of all or any portion of the Collateral, and/or (vi) take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of any Collateral (each a “Collateral Disposition”).

6.3          Other Rights of Bank.

(a)           The remedies provided herein in favor of Bank are not exclusive, but are cumulative and in addition to all other remedies in favor of Bank existing under the Loan Documents, and at law or in equity.  Without limiting the foregoing, Bank may exercise its rights with respect to a portion of the Collateral without exercising its rights with respect to any other portion of the Collateral, and may exercise any of its rights under this Agreement without any obligation to enforce any of its rights to any other security for the Obligations.

(b)           Bank may comply with any applicable federal, state, or local law or regulatory requirements in connection with a disposition of the Collateral, and such compliance will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral.  Bank may sell the Collateral without giving any warranties as to the Collateral, and specifically disclaim any warranties of title, merchantability, fitness for a specific purpose or the like, and this procedure will not be considered to affect adversely the commercial reasonableness of any sale of the.  Borrower acknowledges that a private sale of the Collateral may result in less proceeds than a public sale.  Borrower acknowledges that the Collateral may be sold at a loss to Borrower, and that, in such event, Bank shall have no liability or responsibility to Borrower for such loss.

(c)           Upon any public or private sale of all or any portion of the Collateral, (i) Bank may bid for and purchase the Collateral being sold, and, upon compliance with the terms of sale, may hold, retain, possess, and dispose of such Collateral in its own absolute right without further accountability, and (i) all rights, title, interests, claims, and demands whatsoever, either at law or in equity, of Borrower of, in, and to the property so sold will be divested; such sale will be a perpetual bar both at law and in equity against Borrower, its successors and assigns.  Borrower shall make and deliver to the purchaser or purchasers a good and sufficient deed, certificate, bill of sale, and instrument of assignment and transfer of the Collateral sold.  To the extent it may do so lawfully, Borrower each agree not to insist upon, plead, claim, or take the benefit or advantage of, at any time, or in any manner whatsoever, any appraisement, valuation, stay, extension, or redemption laws, or any law permitting them to direct the order in which the Collateral or any portion thereof will be sold, now or at any time hereafter in force, which may delay, prevent, or otherwise affect the performance or enforcement of the this Agreement, and Borrower hereby expressly waives all benefit or advantage of any such laws, and covenant that it will not hinder, delay, or impede the execution of any power granted or delegated to Bank in this Agreement, but will suffer and permit the execution of every such power as though no such laws were in force.

(d)           Following an Event of Default, Bank is expressly granted the right, at its option, to transfer the Collateral, or any part thereof, to itself, or its nominee, and to receive the payments, collections, monies, income, proceeds, attributable or accruing thereto, and to hold same as security for the Obligations, or to apply same to the Obligations secured by this Agreement in such order and manner as Bank shall determine in its sole and absolute discretion.  Except to the extent expressly prohibited by law, the right of Bank to take possession of the Collateral following an Event of Default hereunder may be exercised without resort to any court proceeding or judicial process, and without any hearing, whatsoever.  Borrower expressly waives any and all rights (i) with regard to judicial process or hearing prior to the exercise of Bank’s right to take possession and control of the Collateral after an Event of Default, and (ii) to marshalling of assets, including such right with respect to the Collateral.

(e)           Borrower agrees that Bank may at its option at any time, whether or not Borrower is in default, notify any account debtors, any buyers of the Collateral, or any other persons of Bank’s interest in the Collateral.  Bank is expressly granted the right, at its option, following an Event of Default, to demand and collect any payments and proceeds of the Collateral.  In connection with the foregoing, Borrower irrevocably authorizes Bank, and irrevocably appoints Bank as Borrower’s attorney-in-fact, with full power of substitution, to endorse or sign Borrower’s name on all checks, drafts, collections, receipts, and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral, such appointment being a power coupled with an interest.

(f)            In connection with any Collateral Disposition, Bank may (A) require Borrower to assemble all of any portion of the Collateral and make them available to Bank at a place designated by Bank, and/or enter upon the property where any such Collateral is located and take possession of such Collateral, and use such property (including any buildings and facilities) and any of Borrower’s equipment, if Bank deems such use necessary or advisable for or in connection with such Collateral Disposition, and/or (B) use or transfer, without any additional consideration to Borrower, any of Borrower’s rights and interests in any Intellectual Property now owned or hereafter acquired by Borrower, including, but not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling in which Borrower has any right or interest, whether by ownership, license, contract or otherwise, if Bank deems such use or transfer necessary or advisable for or in connection with such Collateral Disposition.  Borrower hereby irrevocably constitutes and appoints Bank as Borrower’s attorney-in-fact, with full power of substitution, to perform all acts and execute all documents in connection with any Collateral Disposition, such appointment being a power coupled with an interest.

(g)           Borrower agrees to take all steps necessary to avoid the violation of any current and future securities laws, and consents to any steps Bank takes to avoid violation of the same.  Borrower h further agrees to enter into any amendments hereto that Bank may reasonably request to avoid the violation of such laws.  Borrower recognizes that, due to certain prohibitions contained in the Securities Act of 1933, as amended, or other applicable securities laws, Bank may, with respect to any securities, consider it advisable to resort to one or more private sales to a restricted group of purchasers who will agree to acquire any securities for their own accounts for investment and not to engage in a distribution of resale thereof, and that private sales so made may be at prices and on other terms less favorable to the seller than if such securities were sold at public sale.  Borrower acknowledges that the price received for the purchase of such Collateral may be substantially lower than Borrower might have negotiated under other circumstances, and Borrower agrees that such procedures are commercially reasonable.  If a deficiency remains due, Borrower must pay the same promptly to Bank.

6.4          Setoff.  As additional security for the Obligations, including the payment and performance of all obligations of Borrower under the Loan Documents, Borrower hereby grants Bank a security interest in, a lien on, and an express contractual right to set off against each account (including all deposit accounts), including all depository account balances, cash, and any other property of Borrower, now or hereafter in the possession of Bank and the right to refuse to allow withdrawals from any account.  Bank may, at any time upon the occurrence of any default or Event of Default, or an event that, with notice or the passage of time, or both, could become an Event of Default, under this Agreement or any other Loan Document, setoff against any amounts outstanding under the Obligations, whether or not any of the Obligations are then due or have been accelerated, all without any advance or contemporaneous notice of demand of any kind to Borrower, such notice and demand being expressly waived.

6.5          Surrendered Payments.  In the event that Bank makes any Surrendered Payment, including pursuant to a negotiated settlement, the Surrendered Payments, the Surrendered Payments shall immediately and automatically without any further action required on behalf of Bank or any other party, be reinstated as Obligations, regardless of whether this Agreement has been terminated, cancelled, or released pursuant to its terms or otherwise and regardless of whether Bank has surrendered, terminated, cancelled, or released this Agreement prior to returning any Surrendered Payments

7.             Miscellaneous Provisions.

7.1          No Waiver; Consents.  Each waiver by Bank shall be in writing, and no waiver may be construed as a continuing waiver.  No waiver will be implied from Bank’s delay in exercising or failure to exercise any right or remedy against any party or any security.  Bank’s consent to any act or omission by Borrower may not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Bank’s consent to be obtained in any future or other instance.

7.2          Purpose and Effect of Bank Approval.  Bank’s approval of any matter in connection with this Agreement is for the sole purpose of protecting Bank’s security and rights.  No such approval will result in a waiver of any default of Borrower.  In no event may Bank’s approval be a representation of any kind with regard to the matter being approved.

7.3          Notices.  All notices given under this Agreement shall be in writing and be given by personal delivery, overnight receipted courier (such as Airborne or Federal Express) or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature.  Notices shall be effective upon the first to occur of receipt, when proper delivery is refused, or the expiration of forty-eight (48) hours after deposit in registered or certified United States mail as described above.  Addresses for notice may be changed by any party by notice to any other party in accordance with this Section.  Service of any notice on any general partner of Borrower is effective service on such party for all purposes.

7.4          Actions.  If Borrower fails to perform any agreement contained herein, Bank may itself perform, or cause the performance of, such agreement, and the reasonable expenses of Bank incurred in connection therewith shall be payable by the applicable non-performing party.  Bank also shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding that might affect its security hereunder.  Borrower shall pay promptly on demand all of Bank’s reasonable out-of-pocket costs, expenses and legal fees and expenses of Bank’s counsel incurred in those actions or proceedings.

7.5          Dispute Resolution.  Disputes under this Agreement shall be resolved in the manner specified in the Loan Agreement.

7.6          Attorneys’ Fees.  In any lawsuit or arbitration arising out of or relating to this Agreement, the Loan Documents, or the Loans, the prevailing party will be entitled to recover from each other party such sums as the court or arbitrator adjudges to be reasonable attorneys’ fees in the action or arbitration, in addition to costs and expenses otherwise allowed by law.  In all other actions or proceedings, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Bank’s costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or protecting Bank’s rights or interests.  From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.  Whenever Borrower is obligated to pay or reimburse Bank for any attorneys’ fees, those fees include the allocated costs for services of in-house counsel, to the extent not prohibited by applicable law.

7.7          Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Arizona, without regards to the choice of law rules of that state, except (a) to the extent that any of such laws may now or hereafter be preempted by Federal law, and (a) as otherwise required by mandatory provisions of law, and (c) to the extent that remedies provided by the laws of any jurisdiction other than the such state are governed by the laws of such other jurisdiction.  Borrower consents to the jurisdiction of any Federal or State court within such state, submits to venue in such state, and also consents to service of process by any means authorized by Federal law or the law of such state.  Without limiting the generality of the foregoing, Borrower hereby waives and agrees not to assert by way of motion, defense, or otherwise in such suit, action, or proceeding, any claim that (i) Borrower is not subject to the jurisdiction of the courts of the above-referenced state or the United States District Court for such state, or (ii) such suit, action, or proceeding is brought in an inconvenient forum, or (iii) the venue of such suit, action, or proceeding is improper.

7.8          Heirs, Successors and Assigns.  The terms of this Agreement will bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement, or assign or delegate any of their rights or obligations, without the prior written consent of Bank in each instance.

7.9          Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement in no way affects any other provision.

7.10        Interpretation.  Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender.  The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”  No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement.

7.11        Amendments.  This Agreement may not be modified or amended except by a written agreement signed by the parties.

7.12        Counterparts.  This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts constitute but one and the same document.

7.13        Language of Agreement.  The language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any party.

7.14        Exchange of Information.  Each Borrower agrees that the Bank may exchange or disclose financial information about them with or to any bank affiliates or other related entities.

7.15        Survival.  The representations, warranties, acknowledgments, and agreements set forth herein shall survive the date of this Agreement.

7.16        Time is of the Essence.  Time is of the essence in the performance of this Agreement, and each and every term thereof, by Borrower.

7.17        Relationship of Parties.  This Agreement is intended to be and is deemed for all purposes to constitute additional security granted to Bank for the repayment of the Loan.  The execution and delivery of this

Agreement and the enforcement of this Agreement by Bank does not alter or expand upon the debtor and creditor relationship between Borrower and Bank, and nothing contained herein is to be construed to constitute Bank a partner of or a joint venturer with any party.

7.18        Continuing Agreement.  This is a continuing agreement and all the rights, powers and remedies hereunder shall apply to all past, present, and future Obligations of Borrower, including those arising under successive transactions which shall either continue some or all the Obligations, increase or decrease any of them, or from time to time create new Obligations after all or any prior Obligations have been satisfied, and notwithstanding the bankruptcy of Borrower, or any other event or proceeding affecting Borrower, and notwithstanding the death or incapacity of any Borrower that is an individual.

7.19        Recitals; Exhibits.  The Recitals to this Agreement set forth above are true, complete, accurate, and correct, and such recitals are incorporated hereby by reference.  The exhibits to this Agreement are incorporated hereby by reference.

7.20        Integration.  This Agreement integrates all the terms and conditions mentioned in or incidental to the subject matter contained herein, supersede all oral negotiations and prior writings with respect to such subject matter, and is intended by the parties as the final expression of their agreement with respect to the terms and conditions set forth in herein.

7.21        Patriot Act Provisions.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (as such maybe amended or recodified from time to time, the “Patriot Act”):

(a)           Important Information About Procedures for Opening a New Account.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  Borrower is hereby notified that when Borrower opens an account, including but not limited to any deposit account or other account that may be required pursuant to the terms of this Agreement, (i) if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower, and may also ask to see Borrower’s legal organizational documents or other identifying documents, and (ii) if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and may also ask to see Borrower’s driver’s license or other identifying documents.

(b)           Government Regulation.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“BORROWER”

POORE BROTHERS, INC.,		Address for notices to Borrower: Poore Brothers, Inc., 3500 S La Cometa Drive Goodyear, Arizona 85338 Attention: Rick Finkbeiner
a Delaware corporation

By:	/s/ Rick Finkbeiner
Rick Finkbeiner, Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Address for notices to Bank:

U.S. Bank National Association

101 North First Avenue, Suite 1600

Phoenix, AZ  85003

Attention:  Commercial Banking